UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Titan Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 31, 2019

Dear Titan Stockholder:

On December 20, 2019, the Titan Pharmaceuticals, Inc. 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) was partially adjourned until Friday, January 17, 2020, solely to allow for additional voting on Proposal 3—approval of an amendment to our certificate of incorporation to effect a reverse stock split (the “Reverse Split Proposal”).

Our common stock will be delisted from the Nasdaq Capital Market (“Nasdaq”) if our share price is not above $1.00 for at least 10 consecutive trading days prior to March 17, 2020. Approval of the Reverse Split Proposal enables our board of directors (the “Board”) to judiciously select an appropriate reverse split ratio to meet Nasdaq’s share price requirement. Without approval of the Reverse Split Proposal, the Board will not be able to prevent the common stock from being delisted from Nasdaq, which may have very serious consequences for our company and our stockholders.

While the Reverse Split Proposal has received a substantial favorable vote to date, Delaware law requires a majority of our outstanding shares to approve this proposal. At December 20, 2019, almost 40% of our shares had not been voted. The Board urges you to exercise your right to vote and vote FOR the Reverse Split Proposal. Even if you have already voted against this proposal, you have every right to change your vote.

Your vote is important, no matter how many or how few shares you may own.

Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Marc Rubin, M.D.

Executive Chairman

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.